Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
THE EXPLORATION COMPANY OF DELAWARE, INC., SELLER
AND
ENCANA OIL & GAS (USA) INC., BUYER

Final—9/26/05

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

1.1	Certain Defined Terms
1.2	Assets

ARTICLE 2	SALE AND PURCHASE OF ASSETS

2.1	Sale and Purchase

ARTICLE 3	PURCHASE PRICE

3.1	Purchase Price; Closing Payment
3.2	Adjustment to Purchase Price
3.3	Payment and Calculation of Estimated Adjusted Purchase Price;
Payment at Closing

ARTICLE 4	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Seller
4.2	Representations and Warranties of Buyer

ARTICLE 5	ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS

5.1	General Access
5.2	Environmental Review
5.3	Environmental Defects

ARTICLE 6	TITLE ADJUSTMENTS

6.1	Title Warranty
6.2	Buyer’s Title Review
6.3	Determination of Title Defects
6.4	Preference Rights and Requirements
6.5	Deferred Claims and Disputes

ARTICLE 7	COVENANTS OF SELLER AND BUYER

7.1	Conduct of Business Pending Closing
7.2	Notices and Consents
7.3	Casualty Loss
7.4	Buyer’s Access to the Assets; Joint Operating Agreements
7.5	Partitioned Assets
7.6	Takeover of Wells

ARTICLE 8	CLOSING CONDITIONS

8.1	Seller’s Closing Conditions
8.2	Buyer’s Closing Conditions
8.3	Regulatory Approvals

ARTICLE 9	CLOSING

9.1	Closing
9.2	Seller’s Closing Obligations
9.3	Buyer’s Closing Obligations
9.4	Suspense Proceeds

ARTICLE 10	POST-CLOSING MATTERS

10.1	Records
10.2	Final Settlement Statement
10.3	Further Assurances; Confidentiality Agreement
10.4	Tax Cooperation

ARTICLE 11	SURVIVAL

11.1	Survival of Representations and Warranties

ARTICLE 12	LIMITATIONS

12.1	Disclaimer of Warranties
12.2	Damages

ARTICLE 13	NON-COMPETE

13.1	Non-Compete

ARTICLE 14	INDEMNIFICATION

14.1	Indemnification by Seller
14.2	Indemnification by Buyer
14.3	Notification and Proceedings

ARTICLE 15	TERMINATION; REMEDIES

15.1	Termination
15.2	Remedies

ARTICLE 16	MISCELLANEOUS

16.1	Counterparts
16.2	Governing Law; Jurisdiction; Process
16.3	Entire Agreement
16.4	Expenses
16.5	Notices
16.6	Disclosure of Information
16.7	Successors and Assigns
16.8	Amendments and Waivers
16.9	Appendices, Schedules and Exhibits
16.10	Arbitration
16.11	Attorneys’ Fees
16.12	Severability

Appendix A	Definitions
Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Allocation Schedule
Exhibit D	Conveyance, Assignment & Bill of Sale Form
Exhibit E	Acquisition and Non-Compete Area; Pena Creek Field
Exhibit F	Seismic License
Exhibit G-1	Northern Lands
Exhibit G-2	Northern Lands JOA
Exhibit H	Northern Lands Conveyance
Exhibit I	Glen Rose Rights Conveyance
Exhibit J	Release of NPI
Exhibit K	Comanche Ranch Conveyance
Schedule 4.1(e)	Consents
Schedule 4.1(f)	Material Contracts
Schedule 4.1(g)	Litigation
Schedule 4.1(k)	Environmental Matters
Schedule 4.1(l)	AFEs and Drilling Commitments/Deadlines
Schedule 4.1(m)	Taxes
Schedule 4.1(n)	Gas Imbalances; Prepayments
Schedule 4.1(o)	Well Status
Schedule 4.1(p)	Preferential Rights
Schedule 4.1(q)	Subsequent Events
Schedule 7.7	Comanche Ranch Wellbores
Schedule 9.4	Suspense Funds

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”), dated September 26, 2005, is by and between THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation (“Seller”), and ENCANA OIL & GAS (USA) INC., a Delaware corporation (“Buyer”). Buyer and Seller are referred to herein as the “Parties” or a “Party.”
Recitals:
     Seller owns an interest in the Assets. Buyer will purchase from Seller, and Seller will sell to Buyer, all of Seller’s right, title and interest in the Assets.
Agreement:
     NOW, THEREFORE, in consideration of the mutual promises and the representations, warranties and covenants herein made, the Parties agree as follows:
Article 1
Definitions
     Section 1.1 Certain Defined Terms. When used in this Agreement, the terms defined in Appendix A shall have the meanings specified therein.
     Section 1.2 Assets. The Assets being sold to Buyer are:
(i)	all of the oil and gas interests owned by Seller within the Non-Compete outline as shown on Exhibit “E”; but excluding all rights and production in and to the Glen Rose formation (herein so called), being the stratigraphic equivalent of that certain interval located between 6130' and 8171' as shown on the Electric Log of the Union Producing Company - E. Halsell #1 (API 42 323 01126) located in Maverick County, Texas:

(ii)	an undivided fifty percent (50%) of all of Seller’s interests in the remaining lands of Seller as shown on Exhibit “G-1” as to all depths below the Glen Rose formation (the “Northern Lands”); and

(iii)	a seismic license in the form of Exhibit “F” (the “Seismic License”) to all proprietary seismic data owned by Seller pertaining to the areas shown on Exhibits “E” and “G-1” and rights to review any other seismic data to which Seller has access rights pertaining to the areas shown on Exhibits “E” and “G”, consistent with applicable contracts.

The Assets specifically include all of the Wells, Leases, Hydrocarbons, Equipment, Incidental Rights, Material Contracts and Seller’s Records as described herein, but exclude;
(A)	all oil and gas rights and production from the San Miguel formation, being the stratigraphic equivalent of that certain interval located between 2700' and 3675' as shown on the electric log of The Exploration Company - O’Meara 1-679 (API 42 127 33235) located in Dimmit County, Texas in approximately 9,876 acres of Pena Creek Field as shown on Exhibit “E”, including the right to produce water from the Olmos formation for injection into the reserved San Miguel formation from any existing wells owned or operated by Seller or future wells drilled by Seller on lands located within the Pena Creek Field;

(B)	the Maverick Dimmit Pipeline System; and

(C)	the Comanche Oil Pipeline System.

All Assets are located in Dimmit, Kinney, Maverick and Zavala Counties, Texas.
Article 2
Sale and Purchase of Assets
     Section 2.1 Sale and Purchase. On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Assets, effective as of the Effective Date.
Article 3
Purchase Price
     Section 3.1 Purchase Price:
     (a) Closing Payment. The purchase price for the Assets is Eighty Million Dollars ($80,000,000.00) (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement. The Closing Payment shall be an amount equal to the Adjusted Purchase Price, as defined in Section 3.2. At the Closing, Buyer shall wire transfer the Closing Payment in immediately available funds to the account specified by Seller to Buyer by written notice delivered to Buyer not less than two (2) Business Days prior to Closing.
     (b) Glen Rose Rights Conveyance. As additional consideration, at the Closing, Buyer agrees that CMR will convey to Seller, all of CMR’s oil and gas rights in and to the Glen Rose formation being acquired pursuant to the Companion Transaction described in Section 8.2(c) hereof, as of the Effective Date, subject to a full indemnity in favor of Buyer and in the form of Exhibit I (the “Glen Rose Rights Conveyance”).
     Section 3.2 Adjustment to Purchase Price. At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:
(a)	The Purchase Price shall be adjusted upward by the following:
     (i) The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets paid by or on behalf of Seller in connection with the operation of the Assets and which are, according to GAAP, attributable to the period of time after the Effective Date. Such expenditures and expenses shall include, without limitation, royalties, rentals and applicable Taxes; expenditures incurred by Seller that are directly associated or connected with the preparations for drilling operations including roads, and pad sites; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges or similar payments.
     (ii) The value, less Taxes (other than taxes on net income), of all marketable Hydrocarbons attributable to the Assets in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Date, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.
     (iii) an amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by Buyer from the sale of Hydrocarbons produced from or credited to the Assets prior to the Effective Date.
     (iv) the value of any imbalances of natural gas owed by Seller to third parties and attributable to the Assets as of the Effective Date, such value to be $9.90 per MMBTU less applicable royalties and taxes;
     (v) that portion of the cost incurred by Seller attributable to the period of time after the Effective Date in obtaining and processing the seismic testing known as the “Glass Ranch 3-D Survey”, currently being performed or recently completed on the Leases comprising the Glass Ranch Prospect, as estimated in Seller’s Authority for Expenditure No. G-05-461 set out on Schedule 4.1(l); and
     (vi) Any other amounts agreed upon by Seller and Buyer.

     Each Party shall have the right to audit all of the adjustments to the Purchase Price including any amounts claimed under this subparagraph.
(b)	The Purchase Price shall be adjusted downward by the following:
     (i) Any Remediation Amount for any Environmental Defect pursuant to an election by Seller under Section 5.3(b)(ii).
     (ii) Any Title Defect Amount determined pursuant to Section 6.2.
     (iii) The gross proceeds received by Seller, net of applicable severance and production taxes, from the sale of Hydrocarbons derived from the Assets attributable to the period after the Effective Date.
     (iv) An amount equal to all expenditures, liabilities and costs relating to the Assets that are unpaid as of the Closing Date and are assessed for or attributable to the period of time prior to the Effective Date.
     (v) An amount equal to all unpaid Taxes which taxes or assessment become due and payable or accrue (but have not yet become due and payable) with respect to the Assets prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes addressed against the applicable portion of the Assets for the immediately preceding tax period just ended.
     (vi) an amount equal to any suspended proceeds as set forth in Schedule 9.4;
     (vii) the value of any imbalances of natural gas owed by third parties to Seller and attributable to the Assets as of the Effective Date, such value to be $9.90 per MMBtu less applicable royalties and taxes; and
     (viii) Any other amounts agreed upon by Seller and Buyer.
     Section 3.3 Payment and Calculation of Estimated Adjusted Purchase Price; Payment at Closing. Seller shall prepare and deliver to Buyer, five (5) Business Days prior to the Closing Date, Seller’s estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 3.2. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to

Closing, the estimate of the Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller’s and Buyer’s agreed upon estimated adjustments and shall be set forth in a statement to be signed by the parties at Closing (the “Closing Statement”), with any disputed adjustment amounts being set forth in writing and settled pursuant to Section 6.5.
Article 4
Representations and Warranties
     Section 4.1 Representations and Warranties of Seller. Seller agrees, represents and warrants to Buyer as follows:
     (a) Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned or leased by it make such qualification necessary.
     (b) Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.
     (c) Enforceability. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Seller, or of any other material agreement, indenture or other instrument under which Seller is bound, or (ii) violate or conflict with any law applicable to Seller or the Assets.
     (e) Consents. Schedule 4.1(e) sets forth a list of all consents, approvals, authorizations or permits of, or filings with or notifications to, any person required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.
     (f) Material Contracts. Schedule 4.1(f) sets forth a list of all contracts to which Seller is a party or by which Seller is bound or subject which are material to the conduct and operations of the Assets (collectively, “Material Contracts”). All of the Material Contracts are valid and binding upon Seller in accordance with their terms, and neither Seller nor, to the Knowledge of Seller, any other Person is in default, nor has Seller received or sent notice of default or of any unresolved claim, under any such Material Contracts.
     (g) Litigation. Except for matters disclosed on Schedule 4.1(g) attached hereto, there is no action, suit or proceeding pending against, or, to the Knowledge of Seller, threatened against or affecting the Assets before any Governmental Authority.
     (h) Licenses, Permits, Etc. Seller possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to operate the Assets.
     (i) Encumbrances. Seller has not caused nor allowed any mortgage, lien or other encumbrance to be placed upon or against the Assets that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent, or, if delinquent, are being protested, or (ii) rights under operating agreements or similar contracts to assert liens against the Assets (but not including rights which have actually been asserted).
     (j) Compliance with Law. To Seller’s Knowledge, operations on the Assets have been and are being conducted in accordance with all applicable Laws.
     (k) Environmental Matters. Except for matters disclosed on Schedule 4.1(k) attached hereto, no operation conducted by Seller or, to Seller’s Knowledge, by any Person conducting operations on the Assets and, to Seller’s Knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Environmental Laws. Except for matters disclosed on Schedule 4.1(k), the Assets are not the subject of any existing, pending or, to Seller’s Knowledge, threatened Environmental Claim. All notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with the ownership of the Assets or operations of Seller thereon, have been duly obtained or filed. Except for matters disclosed on Schedule 4.1(k), there have been no Hazardous Discharges which were not in compliance with Environmental Laws.
     (l) AFE’s. Schedule 4.1(l) sets forth the outstanding authorizations for expenditures (“AFE’s”) that (i) require the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Assets, or (ii) obligate Seller to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Assets. Schedule 4.1(l) also sets forth all drilling commitments and deadlines relating to the Assets.
     (m) Taxes. To Seller’s Knowledge, (i) all Taxes have been duly paid or adequately provided for or are being timely and properly contested, as described on Schedule 4.1(m), and all reports required by law or regulation have been duly filed or extensions have been duly obtained; (ii) there are no federal, state or local governmental tax liens; and (iii) the Assets are not subject to any tax partnership provisions of the Code.
     (n) Gas Imbalances, Prepayments. Except as shown on Schedule 4.1(n), there are no gas imbalances affecting the Assets which would require Buyer to deliver any gas without receiving full payment therefor, nor has Seller received any prepayments or other payments which would require Buyer to delivery any oil or gas without receiving full payment therefor.
     (o) Wells and Well Status. Set forth on Exhibit “B” is a true, correct and complete description of each of the Wells being sold to Buyer, together with a description of the Seller’s Net Revenue Interest and Working Interest therein. Except as shown on Schedule 4.1(o), as of the date of this Agreement, there are no Wells shut-in or Wells that Seller is currently obligated by law or contract to presently plug and abandon.
     (p) Preferential Rights. Schedule 4.1(p) sets forth all Preference Rights and all Transfer Requirements required to be obtained or complied with prior to the Closing.
     (q) Events Subsequent to Effective Date. Except in each case as set forth in Schedule 4.1(q), since the Effective Date, to Seller’s Knowledge, there has not been any:
     (i) material destruction, damage to, or loss of any Assets;
     (ii) sale or other disposition of any of the Assets except (a) in the ordinary course or business, or (b) any item of personal property or equipment having a value of less than $10,000; or
     (iii) material adverse change in the aggregate production volumes from the Wells.
     (r) Royalties. All royalties, overriding royalties and other similar payments due and payable on production with respect to the Leases have been timely and fully paid, except amounts that are being held in suspense as shown on

Schedule 9.4 which will not result in grounds for cancellation of Seller’s rights in such Lease.
     (s) Advisors’ and Brokers’ Fees. Seller has retained Raymond James & Associates, Inc., as Seller’s sole advisor or broker with respect to the transactions contemplated by this Agreement, and the Buyer shall not incur any liability in connection therewith.
     (t) Leases. The Leases are in full force and effect and rentals and shut-in payments, if applicable, have been timely paid and to the Knowledge of Seller there is no default or any unresolved claim under any such Leases. Set forth on Exhibit “A” is a true, correct and complete description of each of the Leases, together with a description of the Seller’s Net Revenue Interest and Working Interest therein.
     (u) Schedules and Exhibits. To the Knowledge of Seller, all of the Exhibits and Schedules to this Agreement are true, complete and correct in all material aspects.
Section 4.2 Representations and Warranties of Buyer. Buyer agrees, represents and warrants to Seller as follows:
     (a) Organization and Qualification. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power to carry on its business as it is now being conducted.
     (b) Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.
     (c) Enforceability. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any law applicable to Buyer or the properties or assets of Buyer.
     (e) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.
     (f) Actions. There is no action, suit or proceeding pending against Buyer or, to the Knowledge of Buyer, threatened against Buyer, which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.
     (g) Advisors’ and Brokers’ Fees. Buyer has retained Randall & Dewey as Buyer’s advisor in respect of the transactions contemplated by this Agreement, and Seller shall not incur any liability in connection therewith.
Article 5
Access to Information; Environmental Matters
     Section 5.1 General Access. Prior to Closing, Seller shall permit Buyer and its representatives to have access at reasonable times in Seller’s offices and, in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s Records, insofar as the Seller may do so without (i) violating legal constraints or any legal obligation, or (ii) waiving any attorney/client work product or like privilege, and (iii) subject to any required consent of any third person.
     Section 5.2 Environmental Review.
     (a) Environmental Access. Through and including September 28, 2005 (the “Environmental Examination Period”), Seller shall (i) permit Buyer and its representatives to have reasonable access to the Assets for the purpose of allowing Buyer to inspect the Assets and conduct due diligence for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense. Seller or its representatives shall have the right to be present during any such inspection of the Assets. All such inspections by Buyer shall be conducted in such a manner as to cause the least possible interference with the operations of Seller, and after any such inspections, the subject Assets shall be restored as nearly as possible to their condition prior to such inspections, at Buyer’s sole expense.
     Section 5.3 Environmental Defects.
     (a) Buyer’s Assertions of Environmental Defects. On or prior to the expiration of the Environmental Examination Period, Buyer shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects, provided that no circumstance or condition caused by Buyer or its representatives shall constitute an Environmental Defect. Buyer’s written notice must include: (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect and the facts and circumstances giving rise thereto, and (iii) a calculation of the Remediation Amount that Buyer asserts is attributable to such Environmental Defect.
     (b) Seller’s Rights and Elections. If Buyer timely notifies Seller in writing of any Environmental Defect, Seller shall have the right to dispute the existence of such Environmental Defect and/or the alleged Remediation Amount as provided in Section 6.5 of this Agreement. In addition, Seller may elect, at or prior to the Closing, one of the following options with respect to the Asset or portion thereof (the “Environmental Defect Property”):
     (i) leave such Environmental Defect Property in the Assets and assume responsibility for the Remediation of such Environmental Defect; or
     (ii) leave such Environmental Defect Property in the Assets and reduce the Purchase Price by the Remediation Amount with respect to such Environmental Defect.
     If Seller elects the option set forth in clause (ii) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defects. If Seller elects the option set forth in clause (i) above, Seller shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws and the provisions of any applicable Lease, and Seller shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in consultation with Buyer. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding paragraph (a):
     (A) upon receipt of a certificate or approval from the applicable state or federal authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements; or
     (B) upon receipt of a certificate from a licensed professional engineer unaffiliated with Seller if the approval or certification specified in (A) above is not obtained because provision for such approval or certification is not provided under federal or state law; and
     (C) to the extent express approval from the lessor is required under any applicable Lease, upon receipt of such approval.

     (c) Environmental Defect Amount. If Seller elects the option set forth in Section 5.3(b)(ii) with respect to one or more Environmental Defects, then as Buyer’s sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the Remediation Amount of all such Defects.
     (d) Other Environmental Defects and Environmental Claims. Notwithstanding the provisions set forth above and the Parties Closing of this transaction, Buyer shall be entitled to submit additional Notices of Environmental Defects and Environmental Claims to Seller up to and including April 15, 2006. All such Environmental Defects and Environmental Claims shall be subject to resolution in accordance with the terms of this Section 5.3. Any Remediation Amounts due Buyer shall be paid promptly upon acceptance or resolution of the Defect or Claim as provided herein. In no event shall Buyer’s total adjustments for Environmental Defects exceed Eight Million Dollars ($8,000,000.00). This Section 5.3 shall constitute the Parties’ exclusive remedies with respect to Environmental Laws, Environmental Claims, Hazardous Discharges, Environmental Conditions, Environmental Liabilities, Environmental Matters, Hazardous Materials, Offsite Environmental Matters, Remediation, and/or Environmental Defects in connection with the sale of Assets.
Article 6
Title Adjustments
     Section 6.1 Title Warranty. Seller warrants Defensible Title to the Assets from and against all Persons claiming by, through and under Seller, but not otherwise.
     Section 6.2 Buyer’s Title Review.
     (a) Buyer’s Assertion of Title Defects. Through and including September 28, 2005, (the “Title Examination Period”), Buyer shall have the right to furnish Seller written notice (the “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects with respect to any Assets. Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert on or before the expiration of the Title Examination Period. Buyer’s Title Defect Notice shall include (i) a brief description of the matter constituting the asserted Title Defect and each of the Assets affected thereby, (ii) the claimed Title Defect Amount attributable thereto, and (iii) reference to supporting documents reasonably necessary for Seller to verify the existence of such asserted Title Defect and the Title Defect Amount claimed by Buyer.
     (b) Purchase Price Allocations. The Purchase Price has been allocated to the Assets in accordance with the respective values set forth in Exhibit “C” attached hereto. If any adjustment is made to the Purchase Price pursuant to this

Section 6.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Assets in such Exhibit “C.”
     (c) Seller’s Rights and Opportunity to Cure. If Buyer timely gives Seller Notice(s) of one or more Title Defects, Seller shall have the right to respond within 3 Business days and either dispute the existence of such Title Defect and/or the alleged Title Defect Amount or elect to attempt to cure same. Unless Seller cures such Defect before Closing, the Title Defect shall be a “Title Defect Property” and Seller may elect to close the transactions contemplated hereby and retain the right to cure any such Title Defects after Closing. In such event, the Purchase Price shall be subject to reduction pursuant to Section 6.2(d). Seller shall have ninety (90) calendar days after the Closing Date to cure any such Title Defect. If cured, then Buyer shall reimburse Seller the Title Defect Amount in the Final Settlement Statement. If the Defect encompasses the entire Allocated Value for an Asset, then at Buyer’s election, such Asset may be excluded from the transaction.
     (d) Buyer’s Title Adjustments. As Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount of the Title Defect Amounts. “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:
     (i) If the Title Defect results in Seller’s interest in a Lease, Well or proposed well being less than the interest shown for the relevant Lease or Well on Exhibits A and B, the proposed Title Defect Amount will be calculated in two ways, and the final Defect Amount will be determined as set forth in paragraph (i)(C) below.
       A. Buyer and Seller acknowledge that Buyer has determined the Allocated Values for the Leases and Wells through the use of economic modeling software. As a result, each Lease, Well and proposed well is part of a unique economic model determined by Buyer, fixed at the time of the execution of this Agreement and set forth on Exhibit “C” to this Agreement. The proposed Title Defect Amount for a Title Defect under this paragraph A shall be first determined by performing the economic modeling for the affected Lease(s), Well(s) or proposed well(s) a second time, leaving all original assumptions unchanged with the exception of the decreased interest due to the Title Defect, and Buyer will provide Seller with reasonable data to support such determination. The proposed Title Defect Amount will be the difference between the Allocated Value for the Lease, Well or proposed well as set forth on Exhibit “C” and the re-determined value (at the same after-tax bonus discount rate as used to determine the initial Allocated Value) for the affected Lease, Well or proposed well as calculated hereunder.

       B. The proposed Title Defect Amount will also be calculated by multiplying the Allocated Value for the affected Lease, Well or proposed well by a fraction, the numerator of which is the amount of the reduction of the Net Revenue Interest (or the increase in Working Interest, as the case may be), and the denominator of which is the Net Revenue Interest (or Working Interest, if applicable) specified for such Lease, Well or proposed well on Exhibit “C”);
       C. After the amounts calculated in sub-paragraphs A and B have been determined, the final Title Defect Amount will be the Title Defect Amount calculated under sub-paragraph A, above; provided that the final Title Defect Amount may not exceed 150% of the Title Defect Amount calculated for that Title Defect under sub-paragraph B, above.
     (ii) If the Title Defect results from the existence of a lien other than the Permitted Encumbrances, the Title Defect Amount shall be an amount sufficient to discharge such lien.
     (iii) If the Title Defect results from any matter not described in paragraphs (i) or, (ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the interests represented by Seller under Exhibit “A” and the portion of the Purchase Price allocated in Exhibit “C” to such Title Defect Property).
     Section 6.3 Determination of Title Defects. An Asset shall not be deemed to have a “Title Defect” if the following statements are true in all material respects with respect to such Asset as of the Closing Date:
     (i) Seller has Defensible Title thereto;
     (ii) all rentals, Pugh clause payments, shut-in gas payments and other similar payments (other than royalties, overriding royalties and other similar payments on production) due with respect to such Asset have been properly and timely paid; and
     (iii) Seller is not in default under the material terms of any Leases, farmout agreements or other contracts or agreements respecting such Asset which could (a) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (b) result in cancellation of Seller’s interest therein.
     Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute, Title Defects:

     (a) defects in the chain of title such as minor name discrepancies, lack of corporate authorization, failure to recite marital status in a document, or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party’s superior claim of title to the relevant Asset portion thereof;
     (b) defects arising out of lack of survey;
     (c) other defects of a type expected to be encountered in the area involved and customarily acceptable to prudent operators and interest owners.
     Section 6.4 Preference Rights and Requirements. Seller shall make a good-faith effort to obtain waivers of any Preference Rights and to satisfy any Transfer Requirements which are ordinarily obtained prior to Closing. Buyer shall notify Seller of any additional Transfer Requirement or Preference Rights it discovers prior to Closing. If a Preference Right is exercised prior to Closing, the Purchase Price shall be adjusted downward in an amount equal to the price paid to Seller for the Asset with respect to which the Preference Right has been exercised and such Asset shall be deleted from this Agreement. As to any Asset with respect to which a Transfer Requirement has not been obtained prior to Closing, Buyer may waive such Transfer Requirement and accept an assignment covering such Asset. If Buyer does not waive the Transfer Requirement, an adjustment shall be made to the Purchase Price based upon the allocated value of the Asset so affected and, if the Transfer Requirement is obtained after Closing, Buyer shall pay Seller such allocated value and receive an assignment of such Asset from Seller pursuant to this Agreement. If a Preference Right burdening an Asset has not been exercised or waived by Closing, Buyer shall pay for and accept an assignment covering such Asset and, if the Preference Right is exercised after Closing, Buyer shall be entitled to all proceeds paid for such interest by the third party exercising such Preference Right. Buyer shall be responsible for conveying title to the Asset affected by said Preference Right to the party exercising the same and shall indemnify and hold Seller harmless from and against any claim or liability for Buyer’s failure to make such conveyance.
     Section 6.5 Deferred Claims and Disputes. Any disputed Title or Environmental Defect or other adjustment to the Adjusted Purchase Price upon which the Parties cannot agree (a “Deferred Adjustment Claim”), shall be settled pursuant to this Section 6.5, and shall not prevent or delay Closing.
     With respect to each Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of, and no effect shall be given to, the Deferred Adjustment Claim. On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either Party to final and binding arbitration in accordance with the arbitration procedures set forth in Section 16.10. The amount of any reduction in or overage of the Purchase Price to any Party becomes entitled under the final and binding written decision of the Tribunal shall be promptly paid by the other Party to such Party.
Article 7
Covenants of Seller and Buyer
     Section 7.1 Conduct of Business Pending Closing. Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement, Seller will use commercially reasonable efforts to operate and maintain the Assets consistent with past practices and will continue performance of all pending capital projects and expenditures which are set forth in Schedule 4.1(l). Seller will not undertake any other capital expenditure in excess of $20,000.00 or make any contractual commitment in excess of 30 days, without approval of Buyer.
     Section 7.2 Notices and Consents. Each of the Parties will give any notices to, make any filing with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.
     Section 7.3 Casualty Loss. In the event of a Casualty to an Asset prior to Closing, this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree), at Buyer’s election, such Asset shall be treated as if it had a Title Defect associated with it and the procedure provided for in Section 6.2 shall be applicable thereto.
     Section 7.4 Buyer’s Access to the Assets; Joint Operating Agreements. After Closing, the Parties will in some cases, own differing depths and rights underlying the same lands comprising portions of the Assets. In such cases, the Parties expressly agree that each Party shall have full access to and use of the surface and subsurface of the Leases and lands comprising the Assets in order to develop its interests in same. The Parties will work cooperatively to resolve and accommodate their respective operations wherever a potential conflict exists. The Assets referred to in Section 1.2 (i) are subject to several joint operating agreements (“JOA’s”) entered into between Seller and CMR prior to the Effective Date. At Closing, Seller shall effectuate the amendment of the JOA’s to exclude all of Seller’s rights and interests in the lands governed by the JOA’s save and except the Glen Rose formation. It is the intent of the Parties that the Assets referred to in Section 1.2 (i) will no longer be subject to the JOA’s entered into by the Seller prior to the Effective Date.
     Section 7.5 Northern Lands. At Closing, Seller shall assign to Buyer an undivided fifty percent (50%) of its interest in the Northern Lands as to all depths below the Glen Rose formation in the form of Exhibit H. Additionally, the parties shall execute a mutually acceptable JOA in the form of Exhibit G-2 to govern operations on the Northern Lands, that shall include the following general terms:
(i)	Buyer shall be designated as Operator;

(ii)	Either party may propose exploratory wells;

(iii)	Unless mutually agreed, no more that 4 wells drilling at one time;

(iv)	Unless mutually agreed; no more than 15 wells per year for 2 years;

(v)	Unless mutually agreed; no more that 2 Jurassic wells during the first 2 years;

(vi)	Any non-consenting party to an exploratory well during the 2 years, would forfeit all interest in a nine (9) square mile developmental block centered on the well; and

(vii)	At the end of 2 years or completion of the fifteenth exploratory well, whichever is earlier, the Parties will meet to conduct a partitioning of the Northern Lands as follows:
a.	Within the development block for each well: Buyer and Seller will alternate selection of 1 square mile sections (other than sections on which producing wells are located) until all are chosen, with the operator of the well selecting first. Any party that non-consented the well shall have likewise forfeited its selection rights in the applicable development block.

b.	Outside the development block for each well: Buyer and Seller will alternate selection of 9 square mile sections until all remaining Northern Lands have been divided.

Once all selections are complete, the Parties will cooperate to immediately assign to one another the applicable interests in the now divided Northern Lands, in a form substantially similar to Exhibit H.
Section 7.6 Takeover of Wells. With regard to any wells retained by Seller or drilled in the future by Seller on interests reserved hereunder within the Non-Compete outline depicted in Exhibit E and the Assets set forth on Exhibit G-1, in the event that Seller desires to plug and abandon such a well, Seller shall provide Buyer notice and an opportunity to elect to take over such well by affirmative, written response within forty-eight hours of such notice. If Buyer so elects, it will assume all obligations and liability with regard to such well arising after the date of such election, including without limitation, all obligations for plugging and abandoning the well, but not otherwise, and Seller shall immediately assign said well and the associated spacing/proration unit to Buyer by conveyance in the form of Exhibit D. With regard to any wells acquired by

Buyer or drilled in the future by Buyer on interests reserved hereunder by Seller within the Non-Compete outline depicted in Exhibit E and the Assets set forth on Exhibit G-1, in the event that Buyer desires to plug and abandon such a well, Buyer shall provide Seller notice and an opportunity to elect to take over such well by affirmative, written response within forty-eight hours of such notice. If Seller so elects, it will assume all obligations and liability with regard to such well arising after the date of such election, including without limitation, all obligations for plugging and abandoning the well, but not otherwise, and Buyer shall immediately assign said well and the associated spacing/proration unit to Seller by conveyance in the form of Exhibit D.
     Section 7.7 Comanche Ranch Conveyance. At Closing, the Parties agree that Seller shall assign to CMR all of its interests in the producing and shutin wellbores described on Schedule 7.7 (which includes certain producing and nonproducing wells and associated surface and down hole equipment ), subject to a full indemnity in favor of Buyer and in the form of Exhibit K (the “Comanche Ranch Conveyance”).
     Section 7.8 Adjustment for Certain Costs and Expenses. The Parties agree to work cooperatively with CMR to adjust the costs and expenses attributable to the assets transferred under the Glen Rose Rights Conveyance and the Comanche Ranch Conveyance, as of the Effective Date, so that the ultimate owner(s) of such assets is responsible for those obligations.
Article 8
Closing Conditions
     Section 8.1 Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties and Covenants. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
     (b) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or an Affiliate) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.
     (c) Glen Rose Rights. On or before the Closing Date, Buyer shall have completed the Companion Transaction described in Section 8.2(c) and the Glen Rose Rights Conveyance shall be delivered to Seller.

     Section 8.2 Buyer’s Closing Conditions. The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made as of the Closing Date, and (ii) the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
     (b) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or its affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or resulting therefrom.
     (c) Companion Transaction. Buyer shall have completed an agreement and closed a transaction for the purchase all of the oil and gas interests of CMR Energy LP and Arrow River Energy LP (together “CMR”) in the Assets except for a twenty-two and one-half percent (22 1/2%) interest in the Comanche Ranch and CMR’s existing production (the “Companion Transaction”); CMR shall have delivered the Glen Rose Rights Conveyance to Seller; and Seller shall have delivered the Comanche Ranch Conveyance to CMR.
     (d) Deduction for Defects. The aggregate adjustments to the Purchase Price for Title and Environmental Defects does not exceed 3% of the Purchase Price.
     (e) Net Profits Interest in Southern Leases. The release of the net profits interest set forth in the asset exchange agreement dated February 11, 2005, and assignment dated effective February 1 2005 between Seller and CMR burdening 174,460 gross acres in Maverick, Dimmit and Zavala Counties, TX (the “NPI”) in the form of Exhibit J.
     (f) Gathering and Processing Arrangements. Buyer will have entered into a mutually acceptable gathering and processing arrangement with Seller’s affiliate to ensure existing marketing arrangements for the Assets are met.
     Section 8.3 Regulatory Approvals. If Buyer or Seller determines that approval is required to permit Buyer to continue to use any governmental permits with respect to the Assets after Closing, Buyer and Seller shall, at Buyer’s expense, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate governmental authorities seeking authorization to confirm Buyer’s continued right to use such permits or to transfer or assign such permits to Buyer as necessary.
Article 9
Closing
     Section 9.1 Closing. The Closing shall be held on Friday September 30, 2005 at 9:00 a.m., at the offices of Seller in San Antonio, Texas, or such other time or place as the parties may agree, and shall occur concurrently with the closing of the Companion transaction described in Section 8.2(c) above.
     Section 9.2 Seller’s Closing Obligations. At Closing Seller shall further execute and deliver, or cause to be executed and delivered, to Buyer the following:
     (a) a Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit “D,” for each county in which the Assets are located and government forms of assignment, if applicable;
     (b) the Closing Statement;
     (c) the Seismic License;
     (d) a Certificate of Non-Foreign Status, consistent with Treasury Regulation Section 1.1445-2(b)(2);
     (e) on forms supplied by Buyer, transfer orders or letters in lieu thereof, directing the operator to make payment of proceeds attributable to production from the Assets after the Effective Time to Buyer;
     (f) the Northern Lands Conveyance;
     (g) the Northern Lands JOA;
     (h) the Release of the NPI; and
     (i) the Comanche Ranch Conveyance.
     Section 9.3 Buyer’s Closing Obligations. At Closing, Buyer shall execute and deliver, or cause to be delivered, to Seller the following:
     (a) the Closing Payment in immediately available funds to the bank account as provided in Section 3.1;

     (b) the Closing Statement;
     (c) the Northern Lands Conveyance;
     (d) the Northern Lands JOA; and
     (e) the Glen Rose Rights Conveyance.
     Section 9.4 Suspense Proceeds. At Closing, pursuant to Section 3.2(vi), there shall be an adjustment to the Purchase Price for all proceeds from production attributable to the Assets which are held in suspense by Seller and set forth on Schedule 9.4. Buyer shall be responsible for the proper distribution of all such suspended proceeds and agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities and losses related to such suspended proceeds unless such claims establish that Seller unlawfully suspended such proceeds.
Article 10
Post-Closing Matters
     Section 10.1 Records. Within ten (10) business days after Closing, Seller shall deliver to Buyer copies of Seller’s Records (where Seller retains an interest and is operator) or the originals of Seller’s Records (where Seller either retains no interest or retains an interest but is not operator. Seller shall provide Buyer and its representatives reasonable access at reasonable times to, and the right to copy all or any portion of, the Seller’s Records.
     Section 10.2 Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and GAAP, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Closing Statement, finally determined as of Closing, and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement. If the parties fail to agree upon such Final Settlement Statement within one hundred fifty (150) days after the Closing, the matters in dispute shall be submitted to arbitration pursuant to Section 16.11. Amounts due any Party under the agreed upon Final Settlement Statement shall be paid within 10 days thereafter.
     Section 10.3 Further Assurances, Confidentiality Agreement. Seller and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action as may be necessary to carry out the purposes and intents of this Agreement. The Confidentiality Agreement dated July 15, 2005 between the Parties shall terminate at Closing, except as to No Employee Raiding under Section 1.9 thereof.

     Section 10.4 Tax Cooperation. The Parties have allocated the Purchase Price among the Assets as set forth in Exhibit C. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code including the filing by the Parties of IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs.
Article 11
Survival
     Section 11.1 Survival of Representations and Warranties. The representations, warranties, indemnities, covenants and agreements made herein shall survive for a period of six (6) months following the Closing Date unless otherwise specified in this Agreement.
Article 12
Limitations
     Section 12.1 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (i) EXPRESSLY DISCLAIMS, AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL), or (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, and (ii) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES OR OTHER LAWS TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF ANY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
     Section 12.2 Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES

SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED (WHICH SHALL NOT INCLUDE ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AWARDED AGAINST OR PAID BY THE INDEMNIFIED PARTY SEEKING INDEMNITY HEREUNDER TO ANY THIRD PARTY) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.
Article 13
Non-Compete
     Section 13.1 Non-Compete. For a period of 2 years from Closing, neither the Seller nor any of its officers, directors, employees, Affiliates, agents and representatives, shall, directly or indirectly, acquire in any manner additional oil and gas interests of any kind, within the area outlined in Exhibit “E”, except as same pertain to those certain oil and gas rights, production, wells, pipelines and any other rights and interests excluded and retained by Seller in Section 1.2. As a limited exception, such persons may acquire rights as may be necessary for rights of way for the Maverick Dimmit Pipeline System. Breach of this covenant will entitle EnCana to injunctive relief and all available damages.
Article 14
Indemnification
     Section 14.1 Indemnification by Seller.
     (a) Seller shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless Buyer, its Affiliate and their respective directors, officers, employees, agents and other representatives, from and against the following:
     (i) All claims, demands, damages, liabilities, judgments, losses and reasonable costs, expenses and attorneys’ fees (individually a “Loss” and collectively, the “Losses”) arising from the breach by Seller of any representation or warranty set forth in this Agreement;

     (ii) All Losses arising from the breach by Seller of any covenant set forth in this Agreement or the Closing Documents;
     (iii) Subject to Section 5.3(d), all Losses arising from the ownership or operation of the Assets prior to the Closing Date; and
     (iv) All Losses attributable to Seller’s or any third party’s activities related to the interests, depths and operations retained by Seller in Section 1.2 hereunder, including without limitation, any Environmental Claim, Environmental Condition and Environmental Liability, which indemnity shall not be subject to the limitation period in Section 11.1.
     Section 14.2 Indemnification by Buyer. Buyer shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless, Seller, its Affiliates and their respective directors, officers, employees, agents and other representatives from and against the following:
     (a) All Losses arising from the breach by Buyer of any representation or warranty set forth in this Agreement that survives the Closing;
     (b) All Losses arising from the breach by Buyer of any covenant set forth in this Agreement;
     (c) All Losses arising from the ownership and operation of the Assets after Closing;
     (d) All Losses to interests, depths and operations retained by Seller in Section 1.2 resulting from, or attributable to the operation of the Assets by Buyer or its representatives.
     The provisions of this Section 14.2 shall in no way relieve Seller of Seller’s obligations under Articles 5 and 6 to cure Title Defects or Environmental Defects or under Section 14.1.
     Section 14.3 Notification and Proceedings. As soon as reasonably practical after obtaining knowledge thereof, an indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying

Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceedings, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.
Article 15
Termination; Remedies
     Section 15.1 Termination.
     (a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:
(i)	by mutual written consent of Seller and Buyer;

(ii)	by Seller if any condition specified in Section 8.1 has not been satisfied on or before Closing and shall not have been waived by Seller; or

(iii)	by Buyer if any condition specified in Section 8.2 has not been satisfied on or before Closing and shall not have been waived by Buyer;

provided, however, that the right to terminate this Agreement pursuant to Section 15.1(a)(ii) or 15.1(a)(iii) shall not be available to a Party that has received prior written notice of any material, uncured breach of any of its representations, warranties, covenants or agreements contained in this Agreement at the time such Party seeks to terminate this Agreement.
     (b) Effect of Termination. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 15.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. If this

Agreement is terminated as provided herein, all filing, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.
     Section 15.2 Remedies. Except as set forth in Sections 12.2, either Party’s breach of this Agreement, shall entitle the other Party to enforce its legal and equitable remedies, including specific performance of this Agreement, provided, however, that a Party must initiate any action for specific performance, if at all, within thirty (30) days after the breach or alleged breach by the other Party, and, if such action is not so instituted within such period of time, then such Party shall be deemed conclusively to have waived the right to institute such action.
Article 16
Miscellaneous
     Section 16.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart of this Agreement or any document or other instrument delivered hereunder may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.
     Section 16.2 Governing Law; Jurisdiction; Process.
     (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (b) SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 16.10, BUYER AND SELLER CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, LOCATED IN HOUSTON, TEXAS HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HOUSTON, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT

BUYER OR SELLER ARE NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HOUSTON, TEXAS FORUM.
     Section 16.3 Entire Agreement. This Agreement and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.
     Section 16.4 Expenses. Buyer shall be responsible for all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement. Seller shall be responsible for all sales tax, if any, resulting from the purchase and sale of the Assets and shall file any required sales tax return. All other costs and expenses incurred by each Party shall be borne by such Party.
     Section 16.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.
To Seller:
The Exploration Company of Delaware, Inc.
500 North Loop, 1604 East, Suite 250
San Antonio, Texas 78232
Attention: James E. Sigmon
Telephone: (210 496-5300
Facsimile: (210) 496-3232
To Buyer:
EnCana Oil & Gas (USA) Inc.
370 17th St, Suite 1700
Denver, Colorado 80202
Attention: Roger J. Biemans
Telephone: (720) 876-5001
Facsimile: (303) 876-3178
Or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

     Section 16.6 Disclosure of Information. Either party and its ultimate parent and affiliates, shall be permitted to disclose information regarding this transaction to Canadian and U.S. securities regulators, stock exchanges, its advisors, potential investors and the investing public whether by way of prospectus, information memorandum, filing or otherwise, as may be required by law. Prior to any such disclosure, the other party shall first be afforded reasonable opportunity to review the content of the proposed disclosure and provide reasonable comment regarding same.
     Section 16.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either Party except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignment without such consent shall be void and of no force or effect.
     Section 16.8 Amendments and Waivers. This Agreement may not be modified or amended except in writing signed by the Party against whom enforcement of any such modification or amendment is sought. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     Section 16.9 Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits referred to herein are incorporated and made a part of this Agreement.
     Section 16.10 Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim (a “Dispute”) arising out of or in connection with this Agreement, except for a suit to enforce specific performance, shall be referred to and determined by a binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with American Arbitration Association (“AAA”) arbitration rules for commercial disputes (the “Rules”), which are deemed to be incorporated by reference, except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (“Tribunal”) shall apply the law referred to in Section 15.8 in resolving the Dispute. The Tribunal shall be composed of three (3) arbitrators, with Buyer and Seller each appointing one arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as a Chairman of the Tribunal. Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall be held in Houston, Texas, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within ninety (90) days following the selection of the Chairman of the Tribunal. The decision of the Tribunal shall be final and binding upon the Parties. Judgment upon the award rendered by the Tribunal may be entered in, and enforce by, any court of competent jurisdiction.

     Section 16.11 Attorney’s Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs or arbitration and reasonable attorneys’ fees from the nonprevailing Party.
     Section 16.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

THE EXPLORATION COMPANY OF DELAWARE, INC.
By:	/s/ James E. Sigmon
James E. Sigmon, President & CEO

ENCANA OIL & GAS (USA) INC.
By:	/s/ Roger J. Biemans
Roger J. Biemans, President

APPENDIX A
TO
ASSET PURCHASE AND SALE AGREEMENT
DEFINITIONS
“Adjusted Purchase Price” shall mean as defined in Section 3.2.
“Affiliate” shall mean, with respect to any relevant Party, any other party that directly or indirectly controls, is controlled by, or is under common control with, such relevant Party. The term “control” means possessing (whether through beneficial ownership of capital stock or other similar interests, by contract agreement or otherwise), directly or indirectly, the power to vote more than fifty percent (50%) of the voting stock or other voting ownership or equity interests of any such relevant Party.
“Assets” shall mean as defined in Section 1.2.
“Casualty” shall mean volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure. A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Closing Statement” shall mean as defined in Section 3.3.
“Comanche Oil Pipeline” shall mean that oil pipeline for the Glen Rose formation retained by Seller in Section 1.2 hereunder.
“Defensible Title” shall mean, respectively as to each Asset, such title held by Seller that (i) entitles Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Asset in Exhibits “A” and “B”; (ii) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Asset in an amount not greater than the applicable Working Interest or Working Interests specified for such Asset in Exhibits “A” and “B”; and (iii) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.
“Effective Date” shall mean September 1, 2005.
“Environmental Claim” shall mean any action or written notice threatening same by any third party alleging potential liability of Seller arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Assets or an Offsite Environmental Matter.

“Environmental Condition” shall mean an existing condition or circumstance with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset not to be in compliance with any Environmental Law, including any permits issued thereunder, in all material respects, or (ii) the Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law.
“Environmental Defect” shall mean an Environmental Condition with respect to an Asset requiring Remediation, except where the reasonably anticipated Remediation Amount with respect to such Environmental Condition is less than $10,000.
“Environmental Defect Property” shall mean as defined in Section 5.3.
“Environmental Examination Period” shall mean as defined in Section 5.3.
“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful. “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.
“Environmental Liabilities” shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.
“Environmental Matters” shall mean (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

“Equipment” shall mean all the tangible personal property, machinery, gathering lines, fixtures and improvements that are attributable to the Assets, or the production, treatment sale or disposal of Hydrocarbons or water from the Assets, except as to the interests and depths retained by Seller pursuant to Section 1.2.
“Final Settlement Statement” shall mean as defined in Section 10.2.
“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Securities and Exchange Commission, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof.
“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.
“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging injecting, escaping, leaching, disposing or dumping of any Hazardous Materials from or onto any real property owned, leased or operated at any time by Seller or any real property owned, leased or operated by any other Person.
“Hazardous Materials” shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, tar sands, uranium, SO2, CO2, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof, attributable to the Assets, except as to the interests and depths retained by Seller pursuant to Section 1.2.
“Incidental Rights” shall mean all right, title and interest of Seller (except as to the interests and depths retained by Seller pursuant to Section 1.2) in and to or derived from the following: (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the lands and Leases comprising the Assets; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any of the

Assets being a part thereof; and (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates related or attributable to the Assets or Equipment.
“Knowledge” shall mean the actual knowledge of any fact, circumstance or condition by the individual having supervisory management authority over the matters to which such knowledge pertains.
“Law” or “Laws” shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” shall mean all of the fee mineral interests, surface leases, oil and gas leasehold interests, production payments, reversionary interests, royalty and overriding royalty interests owned by Seller and described on Exhibit “A”, limited to the interests and depths set forth therein being conveyed to Buyer.
“Material Contracts” shall mean as defined in Section 4.1(f).
“Maverick-Dimmit Pipeline System” shall mean that certain approximately 69-mile natural gas pipeline system and appurtenant easements, rights-of-way, fixtures, equipment, meters and compressors, situated in Maverick and Dimmit Counties, Texas, and more particularly described in that certain Conveyance, Assignment and Bill of Sale dated effective June 1, 2002, from Aquila Southwest Pipeline Corporation, as Assignor, to Maverick-Dimmit, as Assignee, of record in Book 679, Page 486, of the Official Public Record of Maverick County, Texas.
“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Asset or Lease.
“Offsite Environmental Matter” shall mean any Environmental Condition (i) resulting from Hazardous Materials originating from the Assets that have been transported for disposal, reclamation or recycling from the Assets prior to the Closing Date to properties owned by third parties.
“Permitted Encumbrances” shall mean any of the following matters:
(a) other than the NPI, all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any Schedule or Exhibit to the Agreement, to the extent that the net cumulative effect of such matter does not operate to reduce the Net Revenue Interest in the affected Asset to less than the Net Revenue Interest specified in Exhibit “C” for such Asset;
(b) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and which are described on Schedule 4.1(m);

(c) all Preference Rights and Transfer Requirements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;
(d) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with Seller’s operation of the portion of the Assets burdened thereby;
(e) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Asset, does not operate to reduce the Net Revenue Interest of Seller in such Asset as specified in Exhibit “C”; and
(f) rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.
“Preference Right” shall mean any right or agreement that enables any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof.
“Purchase Price” shall mean as defined in Section 3.1.
“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be further amended and in effect from time to time.
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any actions required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition which is reasonable under the circumstances.

“Seismic License” shall mean as defined in Section 1.2
“Seller’s Records” shall mean any of the Seller’s books, records, contracts, agreements and files that are directly related to the Assets including without limitation, title, contract, well, geologic, geophysical, gas marketing, pipeline and other files, both paper and electronic, except as to the interests and depths retained by Seller pursuant to Section 1.2.
“Taxes” shall mean all ad valorem, property, severance, production, excise and all other taxes and similar obligations based upon or measured by ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, including any interest, penalties and assessments imposed thereon.
“Title Defect” shall mean as defined in Section 6.3.
“Title Defect Amount” shall mean as defined in Section 6.2(d).
“Title Defect Notice” shall mean as defined in Section 6.2(a).
“Title Defect Property” shall mean as defined in Section 6.2(c).
“Title Examination Period” shall mean as defined in Section 6.2(a).
“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein other than any such consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with the sale of the Assets to Buyer as contemplated by the Agreement.
“Wells” means the oil and gas wells located on the Leases that are a part of the Assets and set forth on Exhibit “B”, except as to the interests and depths retained by Seller pursuant to Section 1.2.
“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of an Asset or Lease.

Exhibit “A”
TXCO Schedule of Leases

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-001-001.00	Robert D. Barclay, Jr. et al	The Exploration Company	8/1/1994	Maverick	17/357 Misc.	0.625/0.4687	0.4625/0.3468	(a), ©
TX-002-001.00	Hollis D. Kincaid, et al	The Exploration Company	5/7/1997	Maverick	456/358 OPR	1.000	0.750	(a), ©
TX-003-001.00	Est. of A.B. Alkek	Ashtola Exploration Co.	10/3/1995	Maverick	410/01 OPR	0.469	0.347	(a), ©
TX-003-002.00	A.B. Alkek (Bandera)	Maverick Properties, Inc.	3/7/1989	Maverick	17/33 OGR	0.030	0.0225	(a), ©
TX-003-003.00	Est. of A.B. Alkek / Alkek “B” (Bandera)	Maverick Properties, Inc.	2/19/1992	Maverick	312/290 OPR	0.030	0.0225	(a), ©
TX-003-004.00	A.B. Alkek (Bandera)	Ashtola Exploration Co.	10/27/1995	Maverick	412/296 OPR	0.030	0.0225	(a), ©
TX-004-001.00	Jack R. Chittim et al	Joe R. Peacock	1/20/1997	Maverick	446/291 OPR	0.473	0.350	(a), ©
TX-004-002.00	Norvel J. Chittim, et al	Rycade Oil Corp	3/29/1956	Maverick	11/358 MR	0.473	0.350	(a), ©
TX-004-003.00	Annie E. Chittim, et al	Rycade Oil Corp	12/2/2024	Maverick	6/357 MR	0.473	0.350	(a), ©
TX-005-001.00	C L Wipff, et al	T G Shaw	6/6/1960	Maverick	13/450 OGR	1.000	0.740	(a), ©
TX-005-002.00	Maverick Co	T G Shaw	11/12/1970	Maverick	21/204 OGR	1.000	0.740	(a), ©
TX-006-001.00	Theodosia Coppock	The Exploration Company	8/2/1999	Maverick	550/201 OPR	1.000	0.740	(a), ©
TX-006-002.00	Theodosia Coppock	The Exploration Company	1/15/2003	Maverick	717/346 OPR	1.000	0.740	(a), ©
TX-006-003.00	Theodosia Coppock	The Exploration Company	1/15/2003	Maverick	717/351 OPR	1.000	0.740	(a), ©
TX-006-004.00	Theodosia Coppock	The Exploration Company	1/15/2003	Maverick	717/354 OPR	1.000	0.740	(a), ©
TX-007-001.00	Briscoe Ranch	The Exploration Company		Maverick		1.0/0.25	0.74/0.185	(a), ©
TX-007-002.00	Russell D. Brown, et al	The Exploration Company	9/1/2001	Maverick	646/345 OPR	1.000	0.740	(a), ©
TX-008-001.00	Ewing Halsell Foundation	The Exploration Company	3/8/2000	Maverick & Dimmit	578/218 OPR	0.500	0.370	(a)
TX-008-004.00	Amistad Cattle Company	The Exploration Company	1/29/2001	Maverick	612/473 OPR	0.500	0.370	(a)
TX-008-005.00	Robert Gonzalez, et al	The Exploration Company	2/12/2001	Maverick	615/150 OPR	0.500	0.370	(a)
TX-010-001.00	Jack R. Chittim, et al (Tract I = 3,336.48 acres)	The Exploration Company	9/1/2001	Maverick	650/10 OPR	0.500	0.370	(a)
TX-010-001.00	Jack R. Chittim, et al (Tract 2 = 1,592.52 acres)	The Exploration Company	9/1/2001	Maverick	650/10 OPR	1.000	0.740	(a), ©
TX-011-001-01	Jack R. Chittim, et al	The Exploration Company	11/30/2001	Maverick	657/91 OPR	1.000	0.740	(a), ©
TX-011-001-02	Maverick Minerals et al	The Exploration Company	11/30/2001	Maverick	697/182 OPR	1.000	0.740	(a), ©

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-014-001.00	Jay S. Myers, et al	J. Donald Jordan	3/23/1970	Dimmit	30/421 OGR	0.500	0.4275	(a) (b)
TX-014-002.00	J. A. Webb	J. Donald Jordan	4/24/1975	Dimmit	30/368 OGR	0.500	0.4275	(a) (b)
TX-014-003.00	Gussie Webb Vivian	J. Donald Jordan	4/24/1975	Dimmit	30/392 OGR	0.500	0.4275	(a) (b)
TX-014-004.00	Lake T. Webb, et ux	J. Donald Jordan	4/24/1975	Dimmit	30/395 OGR	0.500	0.4275	(a) (b)
TX-014-005.00	Dorothy Lee Varga	J. Donald Jordan	4/24/1975	Dimmit	30/399 OGR	0.500	0.4275	(a) (b)
TX-014-006.00	Ola Webb O'Meara	J. Donald Jordan	4/24/1975	Dimmit	30/402 OGR	0.500	0.4275	(a) (b)
TX-014-007.00	Frank J. Webb, et ux	J. Donald Jordan	4/24/1975	Dimmit	30/405 OGR	0.500	0.4275	(a) (b)
TX-014-008.00	Henrietta W. LeBlanc	J. Donald Jordan	12/10/1970	Dimmit	34/152 OGR	0.500	0.4275	(a) (b)
TX-014-009.00	Joseph V. Lamantia	J. Donald Jordan	11/25/1970	Dimmit	34/157 OGR	0.500	0.4275	(a) (b)
TX-014-010.00	I. O. K. Kothman, et al	N. Adams	1/9/1964	Dimmit	21/589 OGR	0.500	0.4275	(a) (b)
TX-014-011.00	Raymond M. Brady Sr. et al	Douglas & Gaunt	4/30/1971	Dimmit	38/94 OGR	0.500	0.4275	(a) (b)
TX-015-001.01	Blair M. Armstrong, et al	The Exploration Company	8/21/2002	Dimmit	148/362 OGR	0.500	0.4275	(a)
TX-015-001.02	Ewing Halsell Foundation	The Exploration Company	6/1/2003	Dimmit	291/792 OGR	0.500	0.4275	(a)
TX-015-002.01	Sally M. Lewis	The Exploration Company	8/21/2002	Dimmit	148/338 OGR	0.500	0.4275	(a)
TX-015-002.02	Randy Bendele, et al	Saxet Energy, Ltd.	6/11/2002	Dimmit	148/34 OGR	0.500	0.4275	(a)
TX-015-002.03	Jerry Landrey, et al	Saxet Energy, Ltd.		Dimmit		0.500	0.4275	(a)
TX-015-003.00	Michael G. Keller	The Exploration Company	8/31/2002	Dimmit	148/787 OGR	0.500	0.4275	(a)
TX-015-006.00	Lois Watts Maedgen	Saxet Energy, Ltd.	5/7/2002	Dimmit	147/547 OGR	0.500	0.3950	(a)
TX-015-008.02	Benito Hernandez et ux	Saxet Energy, Ltd.	10/29/2002	Dimmit	148/754 OGR	0.500	0.3950	(a)
TX-015-009.01	A. Y. Allee Jr.	Saxet Energy, Ltd.	5/8/2002	Dimmit	147/583 OGR	0.500	0.3950	(a)
TX-015-009.02	Rodney Young Allee	Saxet Energy, Ltd.	5/8/2002	Dimmit	147/589 OGR	0.500	0.3950	(a)
TX-015-009.03	Laurie Dee Allee Whiteaker	Saxet Energy, Ltd.	5/8/2002	Dimmit	147/595 OGR	0.500	0.3950	(a)
TX-015-009.04	Larry Joe Milstead, et al	Saxet Energy, Ltd.	5/30/2002	Dimmit	148/10 OGR	0.500	0.3950	(a)
TX-015-013.01	Carl George Kothmann	Saxet Energy, Ltd.	5/21/2002	Dimmit	147/644 OGR	0.500	0.3950	(a)
TX-015-013.02	Kenneth W. Arthur et ux	Saxet Energy, Ltd.	6/10/2002	Dimmit	148/63 OGR	0.500	0.3950	(a)
TX-015-017.01	Alberto Zambrano, Jr.	Saxet Energy, Ltd.	5/9/2002	Dimmit	147/632 OGR	0.500	0.3950	(a)
TX-015-017.02	Alonzo Zambrano et ux	Saxet Energy, Ltd.	5/9/2002	Dimmit	147/638 OGR	0.500	0.3950	(a)
TX-015-017.03	Alfredo Zambrano et ux	Saxet Energy, Ltd.	5/9/2002	Dimmit	148/140 OGR	0.500	0.3950	(a)
TX-015-019.02	Jack Ware	Saxet Energy, Ltd.	10/28/2002	Dimmit	149/94 OGR	0.500	0.3950	(a)
TX-015-021.02	John Russell Ware	Saxet Energy, Ltd.	10/28/2002	Dimmit	148/748 OGR	0.500	0.3950	(a)
TX-015-023.01	Peter S. Wardenburg et ux	Saxet Energy, Ltd.	5/23/2002	Dimmit	148/27 OGR	0.500	0.3950	(a)
TX-015-024.01	Richard N. Fletcher et al	Saxet Energy, Ltd.	6/14/2002	Dimmit	148/30 OGR	0.500	0.3950	(a)
TX-015-024.02	Kenneth W. Arthur et ux	Saxet Energy, Ltd.	6/10/2002	Dimmit	148/50 OGR	0.500	0.3950	(a)
TX-015-025.00	S. H. Allen et ux	Saxet Energy, Ltd.	5/7/2002	Dimmit	148/61 OGR	0.500	0.3950	(a)
TX-015-026.00	S. H. Allen et ux	Saxet Energy, Ltd.	5/27/2002	Dimmit	148/167 OGR	0.500	0.3950	(a)

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-015-027.01	E. Richard Johnson	Saxet Energy, Ltd.	6/21/2002	Dimmit	148/197 OGR	0.500	0.3950	(a)
TX-015-027.02	Josephine C. Burkhardt	Saxet Energy, Ltd.	7/1/2002	Dimmit	148/309 OGR	0.500	0.3950	(a)
TX-015-027.03	Milton Peterson,Jr.	Saxet Energy, Ltd.	6/17/2002	Dimmit	148/315 OGR	0.500	0.3950	(a)
TX-015-027.04	John White et ux	Saxet Energy, Ltd.	6/17/2002	Dimmit	148/190OGR	0.500	0.3950	(a)
TX-015-027.05	Betty J. Cook	Saxet Energy, Ltd.	6/17/2002	Dimmit	148/76OGR	0.500	0.3950	(a)
TX-015-027.06	John White	Saxet Energy, Ltd.	7/1/2002	Dimmit	148/184 OGR	0.500	0.3950	(a)
TX-015-027.07	Celestino S. Esquevel et ux	Saxet Energy, Ltd.	7/1/2002	Dimmit	148/209 OGR	0.500	0.3950	(a)
TX-015-027.09	S. W. Waggoner	Saxet Energy, Ltd.	7/12/2002	Dimmit	148/215 OGR	0.500	0.3950	(a)
TX-015-027.11	Audavee Cook	Saxet Energy, Ltd.	6/17/2002	Dimmit	148/522 OGR	0.500	0.3950	(a)
TX-015-027.12	Est. of Rudolfo G. Perales et al	Saxet Energy, Ltd.	8/14/2002	Dimmit	148/515 OGR	0.500	0.3950	(a)
TX-015-027.13	Francisa L. Lopez	Saxet Energy, Ltd.	7/9/2002	Dimmit	149/89 OGR	0.500	0.3950	(a)
TX-015-028.01	Larry Waggoner et ux	Saxet Energy, Ltd.	6/7/2002	Dimmit	148/327 OGR	0.500	0.3950	(a)
TX-015-029.00	Tigner Walker et ux	Saxet Energy, Ltd.	8/3/2002	Dimmit	148/531 OGR	0.500	0.3950	(a)
TX-015-004.00	Robert Larry Speer et ux	Saxet Energy, Ltd.	4/26/2002	Dimmit	147/444 OGR	0.500	0.3950	(a)
TX-015-005.01	Margaret Sharon Owens et vir	Saxet Energy, Ltd.	4/26/2002	Dimmit	147/426 OGR	0.500	0.3950	(a)
TX-015-005.02	Janice Diane English	Saxet Energy, Ltd.	4/26/2002	Dimmit	147/480 OGR	0.500	0.3950	(a)
TX-015-005.03	Pena Creek I, Ltd.	Saxet Energy, Ltd.	6/11/2002	Dimmit	148/227 OGR	0.500	0.3950	(a)
TX-015-010.01	Hnatow Family Ltd. Partnership	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/601 OGR	0.500	0.3950	(a)
TX-015-010.02	Lonnie Allee	The Exploration Company	5/20/2002	Dimmit	312/323 OGR	0.500	0.3950	(a)
TX-015-010.03	Ricks Henry Plueneke	The Exploration Company	5/20/2002	Dimmit	312/328 OGR	0.500	0.3950	(a)
TX-015-010.04	Elizabeth Dee Dominy	The Exploration Company	5/20/2002	Dimmit	312/318 OGR	0.500	0.3950	(a)
TX-015-011.01	Hnatow Family Ltd. Partnership	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/650 OGR	0.500	0.3950	(a)
TX-015-011.02	James B. Catlett, Jr.	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/656 OGR	0.500	0.3950	(a)
TX-015-011.03	LaRue Scott Catlett	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/662 OGR	0.500	0.3950	(a)
TX-015-011.04	Dolph Briscoe III et ux	Saxet Energy, Ltd.	5/20/2002	Dimmit	148/13 OGR	0.500	0.3950	(a)
TX-015-015.01	Dolph Briscoe III et ux	Saxet Energy, Ltd.	5/20/2002	Dimmit	148/17 OGR	0.500	0.3950	(a)
TX-015-015.02	James B. Catlett, Jr.	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/668 OGR	0.500	0.3950	(a)
TX-015-015.03	LaRue Scott Catlett	Saxet Energy, Ltd.	5/20/2002	Dimmit	147/674 OGR	0.500	0.3950	(a)
TX-015-016.01	James B. Catlett, Jr. et al	Saxet Energy, Ltd.	5/29/2002	Dimmit	147/680 OGR	0.500	0.3950	(a)
TX-015-018.02	Pena Creek II, Ltd et al	Saxet Energy, Ltd.	6/11/2002	Dimmit	148/146 OGR	0.500	0.3950	(a)
TX-015-018.03	Harold Charles Kaffie et al	Saxet Energy, Ltd.	10/2/2002	Dimmit	148/742 OGR	0.500	0.3950	(a)
TX-015-030.00	James Gates Byrd et ux	Saxet Energy, Ltd.	7/17/2002	Dimmit	148/304 OGR	0.500	0.3950	(a)
TX-015-031.00	Josephine W. Petry et al	Saxet Energy, Ltd.	6/12/2002	Dimmit	148/128 OGR	0.500	0.3950	(a)
TX-015-032.00	Richard Sledge Harvey et ux	Saxet Energy, Ltd.	7/2/2002	Dimmit	148/221 OGR	0.500	0.3950	(a)
TX-015-033.00	Tigner Walker et ux	Saxet Energy, Ltd.	8/3/2002	Dimmit	148/528 OGR	0.500	0.3950	(a)

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-015-007.01	Patricia Ann Funk et al	Saxet Energy, Ltd.	4/22/2002	Dimmit	147/380 OGR	0.500	0.3950	(a)
TX-015-007.02	F. M. Covert III et ux	Saxet Energy, Ltd.	3/28/2002	Dimmit	147/232 OGR	0.500	0.3950	(a)
TX-015-007.03	Robert D. Booher	Saxet Energy, Ltd.	6/18/2002	Dimmit	148/179 OGR	0.500	0.3950	(a)
TX-015-014.00	St. of Texas by F. M. Covert III	Saxet Energy, Ltd.	3/28/2002	Dimmit	147/308 OGR	0.500	0.3950	(a)
TX-016-001.00	Audrey W. Stone et al	J. Charles Hollimon, Ltd.	1/15/2001	Maverick	610/286	0.750	0.564375	(a)
TX-016-003.00	Hurley Heirs et al	J. Charles Hollimon, Ltd.	12/21/2001	Maverick	663/110	0.750	0.571875	(a)
TX-016-004.01	Javier Mancha et ux	J. Charles Hollimon, Ltd.	12/7/2001	Maverick	670/431	0.750	0.571875	(a)
TX-016-006.00	M. E. Gary	J. Charles Hollimon, Ltd.	4/12/2002	Maverick	683/170	0.750	0.5625	(a)
TX-016-015.00	Lidia Garza Moreno	J. Charles Hollimon, Ltd.	8/12/2002	Maverick	701/71	0.750	0.5625	(a)
TX-016-016.00	John Ronald Braitwaite	J. Charles Hollimon, Ltd.	8/22/2002	Maverick	701/80	0.750	0.5625	(a)
TX-016-017.00	Eduardo P. Garcia et ux	J. Charles Hollimon, Ltd.	8/26/2002	Maverick	701/84	0.750	0.5625	(a)
TX-016-018.00	Gabriel P. Garcia et ux	J. Charles Hollimon, Ltd.	8/26/2002	Maverick	701/90	0.750	0.5625	(a)
TX-016-019.00	Javier Molina et ux	J. Charles Hollimon, Ltd.	8/27/2002	Maverick	701/96	0.750	0.5625	(a)
TX-016-020.01	Eduardo P. Garcia et ux	J. Charles Hollimon, Ltd.	8/15/2002	Maverick	701/100	0.750	0.5625	(a)
TX-016-021.00	Michael G. Hoelscher et ux	J. Charles Hollimon, Ltd.	8/22/2002	Maverick	701/104	0.750	0.5625	(a)
TX-016-023.00	Margaret A. Jarratt	J. Charles Hollimon, Ltd.	8/22/2002	Maverick	706/143	0.750	0.5625	(a)
TX-016-025.01	John Bennett Lupe/Mollie Bennett Lupe	J. Charles Hollimon, Ltd.	12/17/2002	Maverick	734/242	0.750	0.5625	(a)
	Lasiter
TX-016-026.00	Dianne Thrash	J. Charles Hollimon, Ltd.	9/13/2002	Maverick	734/239	0.750	0.5625	(a)
TX-016-027.01	Philip W. Volts, Jr. et ux	J. Charles Hollimon, Ltd.	3/27/2003	Maverick	735/456	0.750	0.5625	(a)
TX-016-027.02	John Berchelmann et ux	J. Charles Hollimon, Ltd.	3/27/2003	Maverick	735/462	0.750	0.5625	(a)
TX-016-028.01	Mario Trevino et ux	J. Charles Hollimon, Ltd.	6/26/2002	Maverick	687/197	0.750	0.5625	(a)
TX-016-028.02	Cecilia G. Ramirez	J. Charles Hollimon, Ltd.	3/1/2004	Maverick	854/289	0.750	0.5625	(a)
TX-016-029.01	Grady Wilbanks, Jr. et ux	J. Charles Hollimon, Ltd.	5/8/2003	Maverick	741/418	0.750	0.5625	(a)
TX-016-030.01	Earnest V. Collins et ux	J. Charles Hollimon, Ltd.	4/1/2003	Maverick	741/413	0.750	0.5625	(a)
TX-016-031.01	Jimmy Royce Brunson	J. Charles Hollimon, Ltd.	4/1/2003	Maverick	741/788	0.750	0.5625	(a)
TX-016-032.01	Wayne Baxter	J. Charles Hollimon, Ltd.	5/6/2003	Maverick	751/213	0.750	0.5625	(a)
TX-016-032.02	Morris Grice	J. Charles Hollimon, Ltd.	5/6/2003	Maverick	751/220	0.750	0.5625	(a)
TX-016-032.03	Loye Tankersly	J. Charles Hollimon, Ltd.	5/6/2003	Maverick	751/193	0.750	0.5625	(a)
TX-016-032.04	Charles E. White	J. Charles Hollimon, Ltd.	5/6/2003	Maverick	751/199	0.750	0.5625	(a)
TX-016-032.05	R. Knowlton	J. Charles Hollimon, Ltd.	5/6/2003	Maverick	751/206	0.750	0.5625	(a)
TX-016-033.01	C. E. (Mike) Thomas III et al	J. Charles Hollimon, Ltd.	5/8/2003	Maverick	751/182	0.750	0.5625	(a)
TX-016-034.01	Fred A. Benson	J. Charles Hollimon, Ltd.	6/18/2003	Maverick	751/188	0.750	0.5625	(a)
TX-016-035.00	Cinco 1994 Family Partnership et al	J. Charles Hollimon, Ltd.	5/29/2003	Maverick	740/215	0.750	0.5625	(a)
TX-016-036.01	Cinco 1994 Family Partnership et al	J. Charles Hollimon, Ltd.	5/29/2003	Maverick	740/213	0.750	0.5625	(a)
TX-016-037.01	A. T. Gill & A. T. Gill Rev. Trust	J. Charles Hollimon, Ltd.	6/4/2003	Maverick	741/406	0.750	0.5625	(a)

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-016-038.01	Lindel Enron Harvey	J. Charles Hollimon, Ltd.	5/8/2003	Maverick	745/452	0.750	0.5625	(a)
TX-016-038.02	Roberto Salinas et ux	J. Charles Hollimon, Ltd.	5/8/2003	Maverick	749/119	0.750	0.5625	(a)
TX-016-039.01	Felma B. Evans	J. Charles Hollimon, Ltd.	4/1/2003	Maverick	749/114	0.750	0.5625	(a)
TX-016-040.01	The Sharp Corporation	J. Charles Hollimon, Ltd.	5/13/2002	Maverick	683/178	0.750	0.571875	(a)
TX-019-001.01	Cage Minerals, Ltd. et al	Saxet Energy, Ltd.	6/13/2003	Maverick	746/155	0.500	0.365	(a)
TX-019-001.02	Douglas M. Vander Ploeg et al	Saxet Energy, Ltd.	6/13/2003	Maverick	746/151	0.500	0.365	(a)
TX-019-001.03	Chieftain Exploration Company	Saxet Energy, Ltd.	6/13/2003	Maverick	746/147	0.500	0.365	(a)
TX-019-002.00	Briscoe Ranch, Inc. et al (A)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/176	0.500	0.365	(a)
TX-019-003.00	Briscoe Ranch, Inc. et al (B)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/183	0.500	0.365	(a)
TX-019-006	W. West et al (A)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/197	0.500	0.365	(a)
TX-019-006	W. West et al (B)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/202	0.500	0.365	(a)
TX-019-007	W. West et al (C)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/207	0.500	0.365	(a)
TX-019-008	Briscoe Ranch, Inc. et al (C)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/190	0.500	0.365	(a)
TX-019-009	Cinco 1994 Family Partnership et al	Saxet Energy, Ltd.	6/27/2002	Maverick	692/170	0.500	0.365	(a)
TX-019-010	Kirk Ranch Trust (A)	Saxet Energy, Ltd.	6/24/2002	Maverick	746/212	0.500	0.365	(a)
TX-019-011	Kirk Ranch Trust (B)	Saxet Energy, Ltd.	6/24/2003	Maverick	746/217	0.500	0.365	(a)
TX-020-001.01	Briscoe Ranch, Inc. et al	Saxet Energy, Ltd.	4/25/2002	Maverick & Dimmit	681/467 MCT 148/629 DCT	0.500	0.365	(a)
TX-020-001.02	Roy William Baker, Jr. et ux	Saxet Energy, Ltd.	4/25/2002	Maverick & Dimmit	681/490 MCT 148/639 DCT	0.500	0.365	(a)
TX-020-002.01	Briscoe Ranch, Inc. et al	Saxet Energy, Ltd.	4/25/2002	Maverick & Dimmit	681/477 MCT 148/643 DCT	0.500	0.365	(a)
TX-020-002.02	Roy William Baker, Jr. et ux	Saxet Energy, Ltd.	4/25/2002	Maverick & Dimmit	681/494 MCT 148/656 DCT	0.500	0.365	(a)
TX-022-001.00	Latham & McKnight, Ltd.	Saxet Energy, Ltd.	5/6/2002	Dimmit	147/456	0.500	0.3775	(a)
TX-022-002.01	Texas Rural Communities	Saxet Energy, Ltd.	4/14/2002	Dimmit	147/781	0.500	0.3775	(a)
TX-022-002.02	Susan Jane Wheelock Dunn	Saxet Energy, Ltd.	6/1/2002	Dimmit	147/775	0.500	0.3775	(a)
TX-022-002.03	Susan Jane Wheelock Trust	Saxet Energy, Ltd.	6/1/2002	Dimmit	147/778	0.500	0.3775	(a)
TX-022-003.00	Robert O. Tocquigny et al	Saxet Energy, Ltd.	6/5/2002	Dimmit	147//701	0.500	0.3775	(a)
TX-022-007.01	Jack B. Shook, Jr.	Saxet Energy, Ltd.	5/1/2002	Dimmit	148/239	0.500	0.3775	(a)
TX-022-007.02	Gwyn Shook Mason	Saxet Energy, Ltd.	5/1/2002	Dimmit	148/248	0.500	0.3775	(a)

			EFFECTIVE		RECORDING	Working	Net Revenue
LEASE NO.	LESSOR	LESSEE	DATE	COUNTY	INFO	Interest	Interest	EXCEPTIONS

TX-022-008.01	RHOJCAMT P/S	Saxet Energy, Ltd.	9/6/2002	Dimmit	148/486	0.500	0.365	(a)
TX-022-008.02	George Strake et al	Saxet Energy, Ltd.	9/10/2002	Dimmit	148/482	0.500	0.365	(a)
TX-022-009.01	George Strake et al	Saxet Energy, Ltd.	6/12/2002	Dimmit	148/261	0.500	0.365	(a)
TX-022-012.01	Marolyn P. Bean, Trustee et al	Saxet Energy, Ltd.	5/7/2002	Dimmit	147/788	0.500	0.365	(a)
TX-022-012.02	Clyde S. Risinger et ux	Saxet Energy, Ltd.	5/10/2002	Dimmit	148/423	0.500	0.365	(a)
TX-022-012.03	Robert Hixson	Saxet Energy, Ltd.		Dimmit		0.500	0.365	(a)
TX-022-013.00	RHOJCAMT P/S	CMR Energy, L.P.	11/19/2004	Dimmit	307/762	0.500	0.365	(a)
TX-023-001	Marolyn P. Bean, Trustee et al	Saxet Energy, Ltd.	5/7/2002	Dimmit & Zavala	147/788	0.500	0.365	(a)
TX-023-002	C. Bustamante et al	Saxet Energy, Ltd.	7/12/2002	Dimmit & Zavala	148/146	0.500	0.365	(a)
TX-023-003	C. Bustamante et al	Saxet Energy, Ltd.	7/12/2002	Dimmit & Zavala	148/142	0.500	0.365	(a)
TX-023-004	Ealen W. Bray trust	Saxet Energy, Ltd.	11/1/2002	Dimmit & Zavala	148/760	0.500	0.365	(a)
TX-024-001.00	Homer E. Martin et ux	Saxet Energy, Ltd.	5/14/2002	Dimmit	147/607	0.500	0.375	(a)
TX-024-002.01	Charles W. Wilson et al	Saxet Energy, Ltd.	6/24/2002	Dimmit	148/121	0.500	0.375	(a)
TX-024-003.01	Moro Creek Ranch	Saxet Energy, Ltd.	7/12/2002	Dimmit	148/82	0.500	0.375	(a)
TX-024-004.01	Charles W. Wilson, Jr. et al	Saxet Energy, Ltd.	7/1/2002	Dimmit	148/116	0.500	0.375	(a)
TX-024-005.00	Marjorie G. Little & Triple J/P/S	Saxet Energy, Ltd.	6/26/2002	Dimmit	148/89	0.500	0.375	(a)
TX-024-006.00	Homer E. Martin et ux	Saxet Energy, Ltd.	7/1/2002	Dimmit	148/173	0.500	0.375	(a)
TX-025-001.00	Pena Creek III, Ltd. et al	Saxet Energy, Ltd.	6/11/2002	Dimmit	148/236	0.500	0.375	(a)

(a) = Save and except the Glen Rose Formation being the stratigraphic equivalent of that certain interval located between 6130’ and 8171’ as shown on the Electric Log of the Union Producing Company — E. Halsell #1 (API 42 323 01126) located in Maverick County, Texas
(b) = Save and except the San Miguel Formation being the stratigraphic equivalent of that certain interval located between 2700’ and 3675’ as shown on the electric log of The Exploration Company — O’Meara 1-679 (API 42 127 33235) located in Dimmit County, Texas
© = save and except all depths from surface to base of Glen Rose Formation as defined in (a) above as to all lands in the referenced lease;

Exhibit “B”

WELL NAME	OPERATOR	COUNTY	API NO.	RESERVOIR	STATUS	WI	NRI

Armstrong 1-640XH	The Exploration Company	Dimmit	42-12733237	Georgetown	PC	0.36187500	0.26416875
Cage Ranch 2-18H	The Exploration Company	Maverick	42-32332796	Georgetown	Prod	0.50000000	0.36500000
Cage Ranch 1-40H	The Exploration Company	Maverick	42-32332803	Austin Chalk	Prod	0.50000000	0.36500000
Cinco 1-2H	The Exploration Company	Maverick	42-32332774	Georgetown	PC	0.50000000	0.42333333
Covert 1-18H	The Exploration Company	Dimmit	42-12733264	Georgetown	Prod	0.50000000	0.39812500
Covert 1-690H	The Exploration Company	Dimmit	42-12733232	Georgetown	Prod	0.50000000	0.40062500
Gary 1H	The Exploration Company	Maverick	42-32332761	Georgetown	Prod	0.75000000	0.56250000
Gary 3H	The Exploration Company	Maverick	42-32332791	Georgetown	Prod	0.75000000	0.56250000
Kothman 1-629H	The Exploration Company	Dimmit	42-12733257	Georgetown	PC	0.50000000	0.42750000
Kothman 1-673H	The Exploration Company	Dimmit	42-12733229	Georgetown	Prod	0.50000000	0.42750000
Kothman 1-675H	The Exploration Company	Dimmit	42-12733236	Georgetown	Prod	0.50000000	0.42750000
Kothman 1-691H	The Exploration Company	Dimmit	42-12733233	Georgetown	Prod	0.50000000	0.42750000
Kothman 2-691H	The Exploration Company	Dimmit	42-12733260	Georgetown	Prod	0.50000000	0.42750000
Latham-McKnight 1-14	The Exploration Company	Dimmit	42-12733290	Georgetown	Drlg	0.50000000	0.37750000
Latham-McKnight 1-27H	The Exploration Company	Dimmit	42-12733272	Georgetown	PC	0.50000000	0.37750000
Mancha 1	The Exploration Company	Maverick	42-32332612	Olmos	SI	1.00000000	0.76000000
Mancha 2	The Exploration Company	Maverick	42-32332613	Olmos (CBM)	SI	1.00000000	0.76000000
Mancha 3	The Exploration Company	Maverick	42-32332614	Olmos (CBM & Sd)	Prod	1.00000000	0.76000000
Mancha 4	The Exploration Company	Maverick	42-32332615	Olmos (CBM, Sd)	SI	1.00000000	0.76000000
Mancha 5	The Exploration Company	Maverick	42-32332605	Olmos	Prod	1.00000000	0.76000000
Myers 1-684H	The Exploration Company	Dimmit	42-12733231	Georgetown	Prod	0.50000000	0.42750000
O’Meara 1-679H	The Exploration Company	Dimmit	42-12733235	Georgetown	Prod	0.50000000	0.42750000
Shook 1-4H	The Exploration Company	Dimmit	42-12733286	Austin Chalk	PC	0.50000000	0.37750000
Speer 1-520H	The Exploration Company	Dimmit	42-12733268	Georgetown	Prod	0.50000000	0.39500000
Stone 1	The Exploration Company	Maverick	42-32332671	Olmos A-5	SI	1.00000000	0.69000000
Stone 2	The Exploration Company	Maverick	42-32332710	Olmos A-5	SI	1.00000000	0.69000000
Stone Ranch #1H	The Exploration Company	Maverick	42-32332690	Georgetown	PC	0.59875000	0.45650000
Stone Ranch #2H	The Exploration Company	Maverick	42-32332794	Georgetown	Prod	0.75000000	0.56437500
Trotter 1-4H	The Exploration Company	Dimmit	42-12733271	Georgetown	Prod	0.50000000	0.39500000
Trotter 1-16H	The Exploration Company	Dimmit	42-12733281	Austin Chalk	Prod	0.50000000	0.37750000
Trotter-Harvey 1-522H	The Exploration Company	Dimmit	42-12733277	Georgetown	PC	0.50000000	0.39812500
Webb, F.J. 1-678H	The Exploration Company	Dimmit	42-12733252	Georgetown	Prod	0.50000000	0.42750000
Vivian 1-687	The Exploration Company	Dimmit	42-12733209	Georgetown	Prod	0.50000000	0.42750000
Webb, F.J. 5	The Exploration Company	Dimmit	42-12730526	Escondido 1700	SI	1.00000000	0.86500000
Cinco B1	CMR Energy	Maverick	42-32332591	Georgetown	SI	0.50000000	0.37000000
Comanche 10-91	CMR Energy	Maverick	42-32332638	CBM Olmos	Prod	0.50000000	0.37000000
Comanche 1-102H	CMR Energy	Maverick	42-32332726	Austin Chalk	Prod	0.50000000	0.37000000
Comanche 1-105	CMR Energy	Maverick	42-32332756	San Miguel 5th	PC	0.50000000	0.37000000
Comanche 1-106H	CMR Energy	Maverick	42-32332733	Georgetown	PC	0.50000000	0.37000000
Comanche 1-117	CMR Energy	Maverick	42-32332585	CBM Olmos	PC	0.50000000	0.37000000
Comanche 1-12H	CMR Energy	Maverick	42-32332721	Georgetown	Prod	0.71428571	0.52857143
Comanche 1-15H	CMR Energy	Maverick	42-32332748	Georgetown	PC	0.50000000	0.37000000
Comanche 1-19	CMR Energy	Dimmit	42-12732170	Escondido	Prod	0.50000000	0.37000000
Comanche 11-91	CMR Energy	Maverick	42-32332641	CBM Olmos	Prod	0.50000000	0.37000000
Comanche 1-24	CMR Energy	Dimmit	42-12732169	Escondido	SI	0.50000000	0.37000000
Comanche 12-91	CMR Energy	Maverick	42-32332640	CBM Olmos	SI	0.50000000	0.37000000
Comanche 1-34	CMR Energy	Maverick	42-32332574	CBM Olmos	PC	0.50000000	0.37000000
Comanche 1-34	CMR Energy	Maverick	42-32332696	Georgetown	SI	0.71428571	0.52857143
Comanche 1-34D	CMR Energy	Dimmit	42-12733219	Escondido	PC	0.50000000	0.37000000
Comanche 13-91	CMR Energy	Maverick	42-32332639	CBM Olmos	Prod	0.50000000	0.37000000
Comanche 1-604H	CMR Energy	Dimmit, TX	42-12733234	Georgetown	Prod	0.50000000	0.37000000
Comanche 1-613	CMR Energy	Maverick	42-32332582	CBM Olmos	PC	0.50000000	0.37000000
Comanche 1-613H	CMR Energy	Maverick	42-32332724	Georgetown	Prod	0.50000000	0.37000000
Comanche 1-659	CMR Energy	Dimmit, TX	42-12733200		TA	0.50000000	0.37000000
Comanche 1-666.5H	CMR Energy	Dimmit	42-12733267	Georgetown	PC	0.50000000	0.37000000
Comanche 1-91H	CMR Energy	Maverick	42-32332720	Georgetown	SI	0.50000000	0.37000000
Comanche 2-102	CMR Energy	Maverick	42-32332763	San Miguel 5th	SI	0.50000000	0.37000000
Comanche 2-106	CMR Energy	Maverick	42-32332752	San Miguel 1st	SI	0.50000000	0.37000000
Comanche 2-12	CMR Energy	Maverick	42-32332767	San Miguel 5th	SI	0.50000000	0.37000000

Exhibit “B”

WELL NAME	OPERATOR	COUNTY	API NO.	RESERVOIR	STATUS	WI	NRI

Comanche 2-19	CMR Energy	Dimmit	42-12733220	Escondido	Prod	0.50000000	0.37000000
Comanche 2-663	CMR Energy	Dimmit	42-12733223	Escondido	Prod	0.50000000	0.37000000
Comanche 2-8H	CMR Energy	Maverick	42-32332715	Georgetown	Prod	0.50000000	0.37000000
Comanche 3-116	CMR Energy	Maverick	42-32332697	Olmos Sand	PC	0.50000000	0.37000000
Comanche 3-46	CMR Energy	Dimmit	42-12733222	Escondido	Prod	0.50000000	0.37000000
Comanche 7-110	CMR Energy	Maverick	42-32332573	Olmos Sand	SI	0.50000000	0.37000000
Comanche 9-91	CMR Energy	Maverick	42-32332637	CBM Olmos	Prod	0.50000000	0.37000000
Comanche W 1-2H	CMR Energy	Maverick	42-32332747	Georgetown	SI	0.50000000	0.37000000
Covert 1-8	CMR Energy	Dimmit		Olmos	PC	0.50000000
Farias 29-40	CMR Energy	Maverick	42-32332555	San Miguel 1st	Prod	0.50000000	0.37000000
Farias 1-108	CMR Energy	Maverick	42-32332557	San Miguel 1st	Prod	0.50000000	0.37000000
Farias 1-110	CMR Energy	Maverick	42-32332545	CBM Olmos	Prod	0.50000000	0.37000000
Farias 2-110	CMR Energy	Maverick	42-32332549	CBM Olmos	Prod	0.50000000	0.37000000
Farias 4-110	CMR Energy	Maverick	42-32332547	CBM Olmos	Prod	0.50000000	0.37000000
Farias 5-110	CMR Energy	Maverick	42-32332552	CBM Olmos	Prod	0.50000000	0.37000000
Farias 6-110	CMR Energy	Maverick	42-32332551	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 91-2	CMR Energy	Maverick	42-32332493	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell 91-3	CMR Energy	Maverick	42-32332491	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 91-4	CMR Energy	Maverick	42-32332489	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell 91-5	CMR Energy	Maverick	42-32332490	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 91-6H	CMR Energy	Maverick	42-32332492	San Miguel 1st	SWD	0.50000000	0.37000000
Halsell 92-01	CMR Energy	Maverick	42-32331597	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-02	CMR Energy	Maverick	42-32331598	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-03	CMR Energy	Maverick	42-32331599	CBM Olmos	Mon	0.50000000	0.37000000
Halsell 92-04	CMR Energy	Maverick	42-32331889	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-05	CMR Energy	Maverick	42-32331886	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-06	CMR Energy	Maverick	42-32331884	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-07	CMR Energy	Maverick	42-32331888	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-08	CMR Energy	Maverick	42-32331885	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 92-09	CMR Energy	Maverick	42-32331887	CBM Olmos	Prod	0.50000000	0.37000000
Halsell 99-02	CMR Energy	Maverick	42-32331690	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 99-06	CMR Energy	Maverick	42-32331692	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 99-08	CMR Energy	Maverick	42-32331693	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 99-8H	CMR Energy	Maverick	42-32332494	San Miguel 1st	SWD	0.50000000	0.37000000
Halsell 99-10	CMR Energy	Maverick	42-32331694	San Miguel 1st	SI	0.50000000	0.37000000
Halsell 110-1	CMR Energy	Maverick	42-32331714	CBM Olmos	SI	0.50000000	0.37000000
Halsell 110-2	CMR Energy	Maverick	42-32331716	CBM Olmos	Prod	0.50000000	0.37000000
Halsell B2	CMR Energy	Maverick	42-32331635	CBM Olmos	Prod	0.50000000	0.37000000
Halsell B4	CMR Energy	Maverick	42-32331625	CBM Olmos	SI	0.50000000	0.37000000
Halsell B6	CMR Energy	Maverick	42-32331638	CBM Olmos	SI	0.50000000	0.37000000
Halsell B8	CMR Energy	Maverick	42-32331637	CBM Olmos	Prod	0.50000000	0.37000000
Halsell B10	CMR Energy	Maverick	42-32331623	CBM Olmos	SI	0.50000000	0.37000000
Halsell B11	CMR Energy	Maverick	42-32331622	San Miguel 1st (CBM)	Mon	0.50000000	0.37000000
Halsell B13	CMR Energy	Maverick	42-32331636	CBM Olmos	Prod	0.50000000	0.37000000
Halsell B15	CMR Energy	Maverick	42-32331624	CBM Olmos	Prod	0.50000000	0.37000000
Halsell (20) 120	CMR Energy	Maverick	42-32331653	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (20) 220	CMR Energy	Maverick	42-32331677	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (40) 140	CMR Energy	Maverick	42-32331651	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (40) 240	CMR Energy	Maverick	42-32331652	San Miguel 1st	SI	0.50000000	0.37000000
Halsell (40) 340	CMR Energy	Maverick	42-32331674	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (40) 440	CMR Energy	Maverick	42-32331675	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (40) 540	CMR Energy	Maverick	42-32331740	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell (40) 740	CMR Energy	Maverick	42-32331737	San Miguel 1st	Prod	0.50000000	0.37000000
Halsell Ewing 2-23	CMR Energy	Dimmit	42-12731605	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-602	CMR Energy	Dimmit	42-12700008	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-603	CMR Energy	Dimmit	42-12733114	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 2-603	CMR Energy	Dimmit	42-12733113	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-605	CMR Energy	Dimmit	42-12733115	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-606	CMR Energy	Dimmit	42-12733104	Escondido	SI	0.50000000	0.37000000

Exhibit “B”

WELL NAME	OPERATOR	COUNTY	API NO.	RESERVOIR	STATUS	WI	NRI

Halsell Ewing 1-662	CMR Energy	Dimmit	42-12700003	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 3-662	CMR Energy	Dimmit	42-12700005	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 6-662	CMR Energy	Dimmit	42-12731222	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-663	CMR Energy	Dimmit	42-12700021	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 1-666	CMR Energy	Dimmit	42-12700010	Escondido	SI	0.50000000	0.37000000
Halsell Ewing 2-666 1/2	CMR Energy	Dimmit	42-12733102	Escondido	SI	0.50000000	0.37000000
Halsell, Ewing 1	CMR Energy	Maverick	42-32301490	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 1M	CMR Energy	Maverick	42-32331428	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 2	CMR Energy	Maverick	42-32301488	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 2A	CMR Energy	Maverick	42-32331536	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 2M	CMR Energy	Maverick	42-32331427	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 3M	CMR Energy	Maverick	42-32331429	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 4M	CMR Energy	Maverick	42-32331430	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 5	CMR Energy	Maverick	42-32301485	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 5M	CMR Energy	Maverick	42-32331431	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 6A	CMR Energy	Maverick	42-32331533	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 7A	CMR Energy	Maverick	42-32331806	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 7M	CMR Energy	Maverick	42-32331426	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 8A	CMR Energy	Maverick	42-32331497	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 8M	CMR Energy	Maverick	42-32331424	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 9M	CMR Energy	Maverick	42-32331435	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 10A	CMR Energy	Maverick	42-32331514	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 10M	CMR Energy	Maverick	42-32331436	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 11A	CMR Energy	Maverick	42-32331534	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 11M	CMR Energy	Maverick	42-32331437	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 12A	CMR Energy	Maverick	42-32331518	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 12M	CMR Energy	Maverick	42-32331443	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 13A	CMR Energy	Maverick	42-32331535	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 13M	CMR Energy	Maverick	42-32331442	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 14M	CMR Energy	Maverick	42-32332003	San Miguel 1st	SI	0.50000000	0.37000000
Halsell, Ewing 15M	CMR Energy	Maverick	42-32332002	San Miguel 1st	SI	0.50000000	0.37000000
Halsell Liberty 1	CMR Energy	Maverick	42-32331708	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 2	CMR Energy	Maverick	42-32331707	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 3	CMR Energy	Maverick	42-32331704	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 4	CMR Energy	Maverick	42-32331706	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 5	CMR Energy	Maverick	42-32331705	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 6	CMR Energy	Maverick	42-32331709	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 7	CMR Energy	Maverick	42-32331710	San Miguel 1st	SI	0.50000000	0.34500000
Halsell Liberty 8	CMR Energy	Maverick	42-32331711	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Liberty 9A	CMR Energy	Maverick	42-32331728	San Miguel 1st	SI	0.50000000	0.34500000
Halsell Liberty 10A	CMR Energy	Maverick	42-32331727	San Miguel 1st	SI	0.50000000	0.34500000
Halsell Major 1B	CMR Energy	Maverick	42-32301506	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Major 2B	CMR Energy	Maverick	42-32301504	San Miguel 1st	SI	0.50000000	0.34500000
Halsell Major 4A	CMR Energy	Maverick	42-32301496	San Miguel 1st	Prod	0.50000000	0.34500000
Halsell Major 6A	CMR Energy	Maverick	42-32301503	San Miguel 1st	SI	0.50000000	0.34500000
Halsell Ranch 1-1	CMR Energy	Maverick	42-32330753	Escondido	SI	0.50000000	0.37000000
Halsell Ranch 5-1	CMR Energy	Maverick	42-32330698	Escondido	SI	0.50000000	0.37000000
Halsell Ranch 3-2	CMR Energy	Maverick	42-32330713	Escondido	SI	0.50000000	0.37000000
Halsell Ranch 16-3	CMR Energy	Maverick	42-32330714	Olmos Sand	SI	0.50000000	0.37000000
Halsell Ranch 9-2	CMR Energy	Maverick	42-32330704	Olmos Sand	SI	0.50000000	0.37000000
Halsell Ranch 13-1	CMR Energy	Maverick	42-32330744	Escondido	SI	0.50000000	0.37000000
Halsell Ranch 28-1	CMR Energy	Maverick	42-32330768	Olmos Sand	SI	0.50000000	0.37000000
Halsell Ranch 29-1	CMR Energy	Maverick	42-32330788	Austin Chalk	SI	0.50000000	0.37000000
Halsell Ranch 29-1H	CMR Energy	Maverick	42-32332393	Austin Chalk	SI	0.50000000	0.37000000
Halsell Ranch 37-1	CMR Energy	Maverick	42-32331743	San Miguel 1st	SI	0.50000000	0.37000000
Halsell Ranch 3A	CMR Energy	Maverick	42-32301498	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 5A	CMR Energy	Maverick	42-32301497	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 5-2	CMR Energy	Maverick	42-32330261	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 5-3	CMR Energy	Maverick	42-32330262	CBM Olmos	Prod	0.50000000	0.37000000

Exhibit “B”

WELL NAME	OPERATOR	COUNTY	API NO.	RESERVOIR	STATUS	WI	NRI

Halsell Ranch 5-4	CMR Energy	Maverick	42-32330263	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 5-5	CMR Energy	Maverick	42-32330264	CBM Olmos	SI	0.50000000	0.37000000
Halsell Ranch 5-6	CMR Energy	Maverick	42-32330265	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 6-2	CMR Energy	Maverick	42-32330271	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 6-3	CMR Energy	Maverick	42-32330270	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 6-5	CMR Energy	Maverick	42-32330268	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 6-6	CMR Energy	Maverick	42-32330267	CBM Olmos	Prod	0.50000000	0.37000000
Halsell Ranch 91-1	CMR Energy	Maverick	42-32330272	CBM Olmos	Prod	0.50000000	0.37000000
Halsell-Union 6	CMR Energy	Maverick	42-32301454	San Miguel 1st	Prod	0.50000000	0.35500000
Halsell Union A 1A	CMR Energy	Maverick	42-32301499	San Miguel 1st	SI	0.50000000	0.35500000
Halsell Union A 2A	CMR Energy	Maverick	42-32301500	San Miguel 1st	SI	0.50000000	0.35500000

CBM = Coalbed Methane
Drlg = Drilling
Prod = Producing
PC = Pending Completion
SI = Shut-in
WO = Workover
WOE = Waiting on Electricity
SWD = Salt Water Disposal
PD = Proposed Drilling
Mon = Monitor Well
TA = Temporarily Abandoned